The Audit Committee section of the proxy statement dated December 29, 2000 is hereby amended to include the report of the audit committee. Such section now reads as follows:


Audit Committee. The Audit Committee consists of Messrs. Melles and Lear. The Audit Committee is responsible for reviewing reports of the Company's financial results, audits, internal controls, and adherence to its Business Conduct Guidelines in compliance with federal procurement laws and regulations. The committee recommends to the Board of Directors the selection of the Company's outside auditors and reviews their procedures for ensuring their independence with respect to the services performed for the Company.

The Audit Committee is composed of outside directors who are not officers or employees of Dynasil. In the opinion of the Board, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee.

     In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Company's independent accountants also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm's independence.

     Based upon the Committee's discussion with management and the independent accountants and the Committee's review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2000 filed with the Securities and Exchange Commission.

The Board of Directors has not adopted an audit committee charter, but expects to do so shortly.


                              By order of the Board of Directors:


                              ___________________________
                              Charles J. Searock Jr.
                              Corporate Secretary

January 16, 2001
West Berlin, New Jersey